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Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED
BY TRANSMONTAIGNE PARTNERS L.P.

TERMINALING SERVICES AGREEMENT—Florida and Midwest

This Terminaling Services Agreement-Florida and Midwest (this "Agreement") is made and entered into this first (1st) day of June, 2007 (the "Effective Date") by and between TransMontaigne Partners L.P. on behalf of itself and its Affiliates ("Owner"), and Morgan Stanley Capital Group Inc. ("Customer"), each sometimes referred to individually as a "Party" and, collectively, as the "Parties".

RECITALS

        WHEREAS, Owner is the owner and operator of the Terminals (as defined below).

        WHEREAS, Customer desires to utilize Owner's Terminals for the receipt, storage, terminaling and distribution of Customer's Product.

        NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions.

SECTION 1.    DEFINITIONS.    In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

        "Additional Project" means each "additional project" set forth in Attachment "A."

        "Affiliate" means, in relation to a Party, any Person that (i) directly or indirectly controls such Party; (ii) is directly or indirectly controlled by such Party; or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, "control" of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of issued shares/units or voting power or control in fact of the entity or Person or otherwise. For the purposes of this Agreement, in respect of Customer, the term "Affiliate" does not include Morgan Stanley Derivatives Products Inc. and in respect of Owner, the term "Affiliate" does not include TransMontaigne Inc. or any of its subsidiaries.

        "Agreement" has the meaning ascribed thereto in the preamble.

        "Applicable Law" means, with respect to any Governmental Authority, (i) any law, statute, regulation, code, ordinance, license, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any other Governmental Authority and (iii) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

        "Arrival Notice" has the meaning ascribed thereto in Section 4.4.

        "Bankrupt" means, with respect to either Party, that such Party (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a Proceeding or files a petition seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, including a voluntary petition under chapter 7 or chapter 11 of the U.S. Bankruptcy Code, (v) has instituted against it a Proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, including an order for relief under the U.S. Bankruptcy Code, or a petition is presented for its winding-up or liquidation, including an involuntary petition under chapter 7 or chapter 11 of the U.S. Bankruptcy Code, and such Proceeding results in a judgment or is not dismissed or permanently stayed within fifteen (15) calendar days of the filing of such Proceeding, (vi) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (viii) has one or more secured parties take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (ix) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any Proceeding of the foregoing nature, or (x) takes any other action to authorize any of the foregoing actions.

        "Barrel" means 42 U.S. Gallons.

        "Business Day" means each calendar day, excluding Saturdays, Sundays, or other holidays observed by Owner.

        "Claim" means a dispute, claim or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

        "Contract Year" means a period of twelve (12) consecutive Months that commences June 1st and ends May 31st.

        "Default Interest Rate" means the lesser of (i) twelve percent (12%) per annum and (ii) the maximum rate permitted by Applicable Law.

        "Default" or "Event of Default" has the meaning ascribed thereto in Section 15.1.

        "Default Termination Date" has the meaning ascribed thereto in Section 15.3.

        "Defaulting Party" has the meaning ascribed thereto in Section 15.2

        "Effective Date" has the meaning ascribed thereto in the preamble.

        "EPA" has the meaning ascribed thereto in Section 5.5.

        "FERC" means the United States Federal Energy Regulatory Commission.

        "Force Majeure" means

          (a)   strikes, lockouts or other industrial disputes or disturbances;

          (b)   acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage;

          (c)   acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings issued by any Governmental Authority for any of the foregoing which necessitate the precautionary shut-down of pipelines, docks, loading and unloading facilities or the Terminals or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions;

          (d)   arrests and restraints of or other interference or restrictions imposed by a Governmental Authority whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization;

          (e)   epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, electric power shortages, breakdown or injury of Vessels; or

          (f)    any other causes, whether of the kind enumerated above or otherwise, whether foreseeable or unforeseeable, and that are not within the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not have been able to avoid or overcome.

A Party's inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

        "Gallon" means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

        "Good Industry Practice" means the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced Product terminal operator engaged in the same type of undertaking under the same or similar circumstances.

        "Governmental Authority" means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any Person purporting to act for them.

        "Heavy Oil Products" has the meaning ascribed thereto in Section 2 of Attachment "A-3".

        "Indemnified Party" has the meaning ascribed thereto in Section 18.1.

        "Indemnifying Party" has the meaning ascribed thereto in Section 18.1.

        "Independent Inspector" means a licensed Person mutually acceptable to both Parties who performs sampling, quality analysis and quantity determination of the Products received or delivered hereunder.

        "Initial Term" has the meaning ascribed thereto in Section 7 of Attachment "A".

        "In-Service Date" means the date upon which (i) Owner specifies in a written notice to Customer that an Additional Project is available for commercial use by Customer and (ii) Owner is able to provide the services set forth in Section 2 with respect to such Additional Project.

        "Interest Rate" means the prime rate of interest for large U.S. Money Center Commercial Banks, published under "Money Rates" by "The Wall Street Journal", plus [**].

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Confidential Treatment Requested.

        "Liabilities" means any losses, charges, damages, deficiencies, assessments, interests, penalties, costs and expenses of any kind related to or that arise out of this Agreement or any transactions hereunder (including reasonable attorneys' fees, other fees, court costs and other disbursements), including any Liabilities that directly or indirectly arise out of or are related to any Claim, Proceeding, judgment, settlement or judicial or administrative order made or commenced by any Third Party or Governmental Authority related to or that arise out of this Agreement or any transaction hereunder.

        "Light Oil Products" has the meaning ascribed thereto in Section 1 of Attachment "A-3".

        "Minimum Annual Throughput Commitment" has the meaning ascribed thereto in Attachment "A-1".

        "Minimum Monthly Commitment Amount" has the meaning ascribed thereto in Attachment "A-1".

        "Month" means a calendar month.

        "On Revenue Threshold Days" has the meaning ascribed thereto in Section 3.5.

        "Out of Service" has the meaning ascribed thereto in Section 3.5.

        "Performing Party" has the meaning ascribed thereto in Section 15.2.

        "Person" means any entity, including, without limitation, any corporation, partnership, trust, other legal entity, group or individual.

        "Proceeding" means any action, suit, Claim, investigation, review or other proceeding, at law or in equity, before any Governmental Authority, or before any arbitrator, board of arbitration or similar entity.

        "Product" means Light Oil Products and Heavy Oil Products.

        "Renewal Term" has the meaning ascribed thereto in Section 7 of Attachment "A".

        "Tank" shall mean the storage tanks listed in Attachment "B".

        "Term" has the meaning ascribed thereto in Section 7 of Attachment "A".

        "Terminal" has the meaning of an applicable Terminal or Terminals ascribed thereto in Attachment "A" including all facilities related thereto and references to a Terminal or Terminals will be deemed to include the Terminal manager thereof or his or her representative.

        "Termination Payment" has the meaning ascribed thereto in Section 15.3.

        "Third Party" means any entity other than Owner, Customer or their respective Affiliates.

        "Third Party Claim" has the meaning ascribed thereto in Section 18.3.

        "Throughput" means (i) all Product delivered from the Terminal or (ii) the re-delivery of Product.

        "Throughput Fees" has the meaning ascribed thereto in Attachment "A-1".

        "ULSD" has the meaning ascribed thereto in Section 5.5.

        "Vessel" means an ocean-going tanker, barge or inland barge.

        "Waterborne Terminals" means the "Florida Terminals" as set forth in Attachment "A".

SECTION 2.    SERVICE, STATEMENTS, INVOICES, DOCUMENTS AND RECORDS.

        2.1   Owner will provide Customer services related to the transportation, receipt, storage, Throughput, heating, additive injection, blending and delivery of Customer's Product to and from Customer (or on behalf of Customer) into and out of the Tanks at the Terminals, and will provide the facilities reasonably necessary to perform such services and provide such additional services as may be provided under this Agreement and its attachments, for the fees, rates and charges contained in this Agreement. Those services will be performed in accordance with Good Industry Practice and in compliance with Applicable Law.

        2.2   On or prior to 12:00 noon Eastern Time each Business Day, Owner will utilize its commercially reasonable efforts to transmit to Customer a statement of receipts, deliveries, ending inventory, copies of individual Tank gauging documents and pipeline meter tickets with respect to the preceding day(s). Such daily inventory data will be provided by Owner to Customer in such format as may be mutually agreed between the Parties. Such documents will be transmitted to Customer at the mailing address and/or facsimile number indicated in Attachment "A".

        2.3   Owner will use its commercially reasonable efforts to provide Customer, on or prior to the fifth (5th) Business Day of each Month during the Term of this Agreement, at the address indicated in Attachment "A", statements reflecting, with respect to the preceding Month:

          (a)   beginning inventory balances;

          (b)   the volume of Customer's Product received into the Terminal;

          (c)   the volume of loss of Customer's Product attributable to (i) Product flushing to eliminate residual particles or other contaminants from pipelines, Tanks, valves or pumps, (ii) circumstances involving Force Majeure, (iii) acts or omissions of Customer, (iv) re-grades of Product resulting from commingling of Product in pipelines, (v) landing Tank roofs or (vi) changing Tank lineups or services as requested by Customer; and

          (d)   the volume of Customer's Product delivered from the Terminal, other deliveries and ending Product inventory balances;

together with an invoice for the monthly Throughput Fees for the following Month and amounts due for any other services provided by Owner with respect to Customer's Product during the preceding Month, as applicable, all as set forth in Attachment "A".

        Each such statement will be considered a "warehouse receipt" under the Uniform Commercial Code and will include those items required under law for a warehouse receipt. In the event of any conflict between the documents provided to Customer under Section 2.2 and the monthly statements provided under this Section 2.3, the monthly statements provided under this Section 2.3 will prevail as to the volume of Product received and delivered by Owner, unless disputed by Customer within ninety (90) calendar days of the date of such monthly statement.

        2.4   Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two (2) years following termination or cancellation of this Agreement. Upon reasonable prior written notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and for the aforesaid two (2) year period, inspect such records of the other Party during normal business hours at the other Party's place of business.

SECTION 3.    FEES, CHARGES AND TAXES.

        3.1   Customer will pay Owner, for services provided under this Agreement, the Throughput Fees and any other fees and charges as indicated in Attachment "A".

        3.2   All fees and charges reflected in Owner's invoices are due and payable within fifteen (15) Business Days of the receipt of Owner's invoice. Payment must be made by electronic wire transfer of same day available U.S. funds to Owner's account and bank, both as indicated on Owner's invoice. Invoices may be sent by electronic mail and telephone facsimile. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Overdue amounts or disputed amounts that are resolved in favor of the Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full. Customer agrees to reimburse Owner for all actual costs (including reasonable attorney's fees and court costs) incurred and paid by Owner with respect to the collection of past due amounts, including late payment charges, whether or not suit is brought.

        3.3   Customer agrees to pay any and all taxes, fees or other charges and assessments, (including any charge or payment in lieu thereof), including ad valorem or property taxes, Product ownership taxes, and sales taxes on Terminal services, Customer's Product and Customer's property at the Terminal. Customer will indemnify and reimburse Owner for all costs or expenses incurred and paid by Owner in association with the foregoing taxes, expenses, fees or costs. Owner will be responsible for and pay all other applicable taxes levied upon Owner, including any increases in taxes levied on

Owner's Terminal (including real or personal property of Owner, or both) as a result of Customer's activities at the Terminal that Owner may be required to pay or collect under Applicable Law.

        3.4   Customer agrees not to challenge, protest or file a complaint, or cause, encourage or recommend to any Affiliate or any other Person that it challenge, protest or file a complaint with respect to any rates, tariffs, rules, regulations in effect during the term of this Agreement (as the same may be amended from time to time), provided, that such tariffs, regulatory filings or rates do not conflict with the terms of this Agreement.

        3.5   Other than with respect to a Force Majeure event, in the event that any Tank is unavailable ("Out of Service") for Customer's use due to any reason for a period of more than

             i)  [**] days for a Light Oil Products Tank; or

            ii)  [**] days for a Heavy Oil Products Tank (the "On Revenue Threshold Days")

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Confidential Treatment Requested.

then the monthly Throughput Fees due hereunder shall be adjusted and reduced on a pro-rata basis for each calendar day of such unavailability pursuant to the formula below.

        The starting time of a Tank deemed Out of Service is when all the Product has been transferred out of the Tank, the Tank stripped and the Tank valves panned/isolated. A Tank shall be deemed back in service when the Tank manway is closed and the Tank valves are no longer panned/isolated and are ready to receive Product.

        Notwithstanding the foregoing, in the event that a Tank is Out of Service for a cleaning due to Product quality issues not caused by Owner's gross negligence or willful misconduct, then the monthly Throughput Fees for such Tank shall remain due and all costs attendant thereto will be for the account of Customer.

        [**]

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Confidential Treatment Requested.

SECTION 4.    OPERATIONS, RECEIPTS AND DELIVERIES.

        4.1   Customer's Product will be delivered to the Terminals by pipeline, truck, railcar or Vessel, as applicable by Terminal, free of any charge to Owner. Receipts and deliveries of Product will be handled within the operating hours of the Terminal as set forth on Attachment "A". Owner may make temporary changes in operating hours or temporarily close any Terminal without Customer's approval because of an extraordinary event. Owner will notify Customer of such temporary changes or closure in advance, or as soon after implementation as is practicable. Any charges to Customer related to Owner's decision to change operating hours or to close the Terminal, including but not limited to demurrage, shall be for Owner's account, excluding such changes in operating hours or closures which are due to an event of Force Majeure.

        4.2   Vessels will be loaded and unloaded on first come, first serve basis as directed by the applicable port authority or Owner, as applicable, and, other than as provided in Section 4.1 or Section 4.6, Owner will not be responsible for the payment of any demurrage or other costs incurred by Customer or its transportation carrier with respect thereto, or for any delay in receipt or Throughput of Customer's Product to or from the Terminals; provided, however, that once Customer's Vessel is all fast at the berth, any delay in the receipt or Throughput of Customer's Product caused by the negligence or willful misconduct of Owner (e.g. failure of equipment at the Terminal or inadequate staffing) and costs attendant thereto, will be for the account of Owner.

        4.3   Any delay and demurrage caused by the failure of Customer's Product to meet required specifications hereunder, as determined pursuant to Section 5, shall not be deemed to have been caused by Owner and any costs attendant thereto shall be for Customer's account. For the avoidance of doubt, any demurrage incurred by Customer during the testing of Customer's Product shall be solely for Customer's account. In the event Customer's Vessel shall discharge at multiple discharge ports, the foregoing shall apply to each such discharge port.

        4.4   Customer must arrange for and pay all Third Party costs related to the receipt or delivery of Customer's Product to and from the Terminals. Owner is responsible only to receive or Throughput, as the case may be, the Product at its Terminals. Unless otherwise provided by Owner in writing, Customer must provide reasonably prompt notice to Owner and the Terminal in a form reasonably acceptable to Owner (in accordance with Section 13) containing all necessary shipping instructions, including without limitation, the identity, quality and quantity of the Product and the tentative arrival date(s) (the "Arrival Notice").

        4.5   As this Agreement involves marine receipts or Throughput of Product, Owner will advise Customer of the limitations of the Vessel that may be berthed, including its maximum size, draw, draft and length, the docks and associated positions to be used for each Product movement, as well as the minimum pumping rates or pressure, as applicable, or both. Owner and/or the applicable port authority may change Vessel limitation, dock designation, and pumping rates or pressure criteria from time to time upon prior reasonable notice to Customer. If Owner determines that a Vessel is unsuitable for the receipt or Throughput of Products, as Owner in its reasonable discretion deems appropriate, Owner may refuse to load or unload such Vessel and will advise the carrier and Customer of the situation promptly, and request further instructions from the Customer. It is the responsibility of Customer to notify the appropriate Governmental Authorities regarding Vessel arrivals.

        4.6   If any of Customer's Vessels (i) fails to vacate a berth upon completion of loading or discharge, (ii) fails to discharge or load a barge within twenty-four (24) hours or within thirty-six (36) hours for a Vessel, or (iii) fails to vacate in order to conduct repairs, unless such failures are caused by an event of Force Majeure, then, after having been notified by Owner to vacate, Customer shall be responsible for all costs applicable to the berths, together with any costs incurred by any Vessel which would otherwise be occupying such berth but for the failure of Customer's Vessel to vacate, except for such costs arising due to delay caused by Owner.

        4.7   If Customer requires any change in the shipping instructions, including, without limitation, the identity and timing of the Product, Customer must provide notice of any change in the Arrival Notice (in accordance with Section 13) to the Owner and the Terminal before the arrival of the Product at the Terminals. Upon receipt of Customer's shipping instructions, Owner will immediately advise Customer of the Terminal's availability. If the Terminal will not be available to receive or deliver Customer's Product on the communicated arrival date, Owner will advise as to the earliest time when Customer's Product may be received or delivered at the Terminal. Customer will ensure that confirmation of the arrival date(s) and time of the Product will be communicated to Owner and the Terminal by Customer's carrier periodically, at intervals of at least 48, 24 and 12 hours in advance of the anticipated date and time of arrival of the Product. Notwithstanding the notice provisions of Section 13, such communication may be effected by telephone, facsimile or electronic mail directed to Owner's representatives and the Terminal manager. If Customer fails to provide Owner and the Terminal the notice containing shipping instructions in a form mutually agreed to by the Parties and in the manner required by this Section 4.7, Owner will not be obligated to receive or Throughput Customer's Product and Owner will not be responsible for any Product loss directly attributable to Owner's receipt or Throughput of Product based upon erroneous shipping instructions.

        4.8   Owner will deliver to Customer, or to its Affiliates, or to such Third Parties as Customer may direct, the Product held by Owner at the Terminals for the account of Customer. Customer is responsible for providing to Owner documentation required to authorize deliveries of Product for or on its behalf from the Terminals.

        4.9   The services to be provided by Owner pursuant to this Agreement are to be provided only with respect to Customer's Product and will be provided with respect to other products only with the prior written consent of Owner. If a special method of storing or handling Product is required, or if Customer requests a swing of Tank capacity, then Customer must notify Owner in sufficient time to enable Owner to consider whether it will accept or reject the proposed changes in the Product to be stored or the method of storing or handling the Product and to take the necessary preparatory measures if Owner accepts such changes; provided, however, that if Owner determines in good faith that a change in the Tank lineup would have a negative impact upon the normal operation of the Terminal, Owner may, as noted above, reject Customer's request. Failing such notice, Owner will not be liable for losses or damage incurred during the storage and handling of the Products (except to the extent attributable to Owner's negligence or willful misconduct), including losses or damages which may be related to Owner's inability to employ the required method of storing or handling the Product, nor will Owner be obligated to provide such special storage and handling service. It is understood that in the event Owner agrees to swing Tanks (change service) at Customer's request, Customer shall reimburse Owner for all costs associated therewith. Typical costs associated with such changes may include, but are not limited to, those costs incurred when draining and cleaning Tanks and associated piping, performing piping and system modifications necessary to maintain and provide normal facility and load rack operations as well as modifications to Terminal automation systems necessitated by such changes. Owner will provide, if requested by Customer, a reasonable estimate of costs prior to a requested change of service. In no case shall the estimate be binding, and Customer will reimburse Owner for actual expenses incurred. All fixtures, equipment and appurtenances attached to the Tanks, pipelines and other facilities of the Terminals by either Party are and will remain the property of Owner. No such items may be installed by Customer without the prior written consent of Owner.

        4.10 Following cancellation or termination of this Agreement, Customer shall reimburse Owner for all costs commercially reasonable under the circumstances incurred by Owner in cleaning such Tanks and pipelines to a condition suitable for the storage of the grade of Product most recently stored in such Tanks as of such termination date.

        If Customer shall not have removed Customer's Product from the Tanks and/or pipelines within ten (10) Business Days from the date of cancellation or termination of this Agreement, Customer agrees to reimburse Owner for all costs and expenses reasonably incurred by Owner in taking such action, plus a [**] handling fee, as well as the cost of storage and handling of the Product removed, if any, at the rate of [**] per Barrel per day in addition to any other fees due hereunder. Nothing herein, however, shall detract from any lien that Owner may have at any time on the Product.

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Confidential Treatment Requested.

        4.11 If any Governmental Authority requires installation of any improvement, alteration or addition to any Tank or other equipment at the Terminal for purposes of compliance with Applicable Law that would materially interfere with or change the nature of the services provided under this Agreement, Owner will notify Customer of (a) the cost of making any such improvement, alteration or addition, after Owner's efforts to mitigate such costs, (b) when such improvement, alteration or addition must be completed, and (c) Customer's proportional share of such costs. Owner will not be required to make any improvements, alterations or additions to the Terminal in such circumstance, unless Customer agrees to pay its share of such costs in the manner provided below, or agrees in good faith with Owner for a ratable surcharge to be added to the Throughput Fees. All such improvements, alterations or additions to the Terminal are and will remain the property of Owner.

        If Customer elects to pay its share of such costs, Owner shall likewise pay its share of such costs and proceed with the installation of the required improvement, alteration or addition. Customer may elect either to pay its proportionate share of such costs in one lump sum or pay its proportionate share of the costs on a prorated monthly basis over the remaining Term of this Agreement. In addition to installation costs, these costs will include engineering and interest expense (at the Interest Rate on the date of completion of such installation), and subsequent reasonable expenses, if any, of operating or maintaining such required installation. Upon expiration or earlier termination of this Agreement, all such improvements, alterations or additions shall be the property of Owner.

        If Customer elects, after negotiating with Owner in good faith, not to share in such costs and Owner chooses not to pay for such improvement, alteration or addition in lieu thereof, and if Owner does not direct the affected Product to mutually acceptable terminal assets owned by Owner or its Affiliates, then either Party may terminate or release the affected facilities or Tanks from this Agreement, with an equivalent reduction of the Throughput Fees by giving the other Party notice of its intention no later than thirty (30) calendar days after Owner's receipt of notice of Customer's election not to share in such costs.

        4.12 Customer will be responsible for providing all Tank bottoms and line fill: provided, however in the event Tanks are in commingled service with Third Parties, Customer shall only be responsible for its proportionate share thereof.

SECTION 5.    PRODUCT QUALITY STANDARDS AND REQUIREMENTS.

        5.1   Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt by the Terminal will conform to the specifications for such Product set forth in Attachment "A-3" and will comply with Good Industry Practice and all Applicable Law. Owner will not be obligated to receive or accept Product into the Terminal that is contaminated, or that fails to meet the required quality specifications. Owner may rely upon the analysis of the Independent Inspector as well as the specifications and representations of Customer set forth in the Arrival Notice as to Product quality. Should Owner remove and dispose of any water or other material in or associated with Customer's Product at any time, Customer shall reimburse Owner for Owner's actual costs and expenses incurred with respect to such removal and disposal.

        5.2   The quality of Product tendered into the Terminal for Customer's account must be verified either by Customer's laboratory analysis, or by an Independent Inspector's analysis indicating that the Product so tendered meets Owner's minimum Product specifications set forth in Section 5.1. Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Customer, which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld. All costs associated with such compliance program shall be borne by Customer. Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer's account for the purpose of confirming the accuracy of the analysis.

        5.3   Customer's storage of Product hereunder is segregated (unless noted by Tank in Attachment "B") and Owner may not commingle fungible Products received from or on behalf of Customer with those fungible products of other Third Parties using the Terminal without Customer's consent. Prior to the time of each receipt from Customer, Customer shall deliver, or cause to be delivered, to Owner a certificate setting forth the quality, grade and other specifications of the Product; provided that Customer shall utilize its best efforts to provide such certificate to Owner at least twenty-four (24) hours prior to such receipt.

        5.4   Each Party may at all reasonable times make appropriate tests to determine whether Customer's Product stored or delivered meets required Product quality specifications. Owner shall be liable to Customer for damages incurred by reason of contamination of Product, while in Owner's custody, which causes such Product to fail to meet the required Product quality specifications. Owner shall not be liable to Customer for any damages in the event Customer or Customer's agent delivers Product into the Terminal which does not meet the required Product quality specifications.

        5.5   In connection with the storage in any Tank of Product governed by the ultra low sulfur diesel ("ULSD") program of the United States Environmental Protection Agency (the "EPA"), the Parties shall submit a "Diesel Programs Facility Registration" form to the EPA for the following "Facility Activities": (i) with respect to Owner, "Pipeline or Pass-Through Terminal," and (ii) with respect to Customer, "Refinery" and "Import Facility." Each Party shall maintain such registration in full force and effect during the Term. In the event of (i) any change to such EPA program or any guidance or Applicable Law related thereto, or (ii) any amendment to such EPA form which affects the above-referenced registration, each Party shall update its registrations accordingly and the Parties will cooperate with each other in connection therewith. As set forth in EPA's regulations and accompanying guidance, Owner covenants and agrees to comply with the EPA ULSD program. In its role as a "distributor" and terminal, Owner shall be responsible for: (i) reporting all receipts and deliveries of Customer's Products, including volumes and designations, (ii) properly administering the product transfer document requirements, (iii) compliance with all applicable recordkeeping and reporting requirements, (iv) the redesignation of Products as necessary, (v) compliance with the downgrade provision for highway diesel fuel, and (vi) any and all other "distributor" or terminal requirements set forth in Applicable Law related to the EPA ULSD program. In the event of any uncertainty with respect to responsibility for any duties under the EPA ULSD program, the Parties shall mutually agree to take all necessary or appropriate steps to resolve such uncertainty, including consultation with EPA. Each Party agrees to indemnify the other Party for any losses or liabilities arising from its failure to comply with its obligations under the EPA ULSD program, as set forth in this Agreement.

        5.6   Customer agrees to maintain the level of Product in each Tank at the level that Owner reasonably deems necessary, in accordance with Good Industry Practice, for the safe operation of the Terminals and Tanks (including the right to lock down Tanks) in the event of weather-related emergencies such as hurricanes. Owner, at its reasonable discretion, may add water to any Tank in the event Customer's level of Product is insufficient to achieve the required safety levels of Product in such Tank. If water is added due to insufficient levels of Product, such water shall be removed by Owner at Customer's expense.

SECTION 6.    TITLE AND CUSTODY OF PRODUCT.

        6.1   Title to Customer's Product will remain with Customer at all times subject to any lien in favor of Owner created pursuant to the terms of this Agreement or under Applicable Law. Owner will assume custody and risk of loss of the Products at the time such Product passes the flange connection between the Third Party transportation carrier and that of Owner's receiving facilities.

        6.2   For Vessel receipts at the Terminals, custody and risk of loss of Products shall pass to Owner upon receipt at the Terminal when the Products pass the last permanent flange connection between the Vessel's discharge manifold and the receiving pipeline at the Terminal. If Products are delivered to Customer by Vessel, custody and risk of loss shall pass to Customer at the point where Products pass the last permanent flange connection between the Terminal pipeline and the Vessel.

        6.3   For pipeline receipts at the Terminal, custody and risk of loss of the Products shall pass to Owner at the time the Products pass the flange connection between the connecting pipeline and that of Owner's receiving facilities. If Products are delivered to Customer by pipeline, custody and risk of loss of the Products shall pass to Customer when the Products pass the flange connection between Owner's delivery facilities and that of the connecting pipeline.

        6.4   If Products are delivered to or received from Customer by truck or rail, custody of the Products shall pass to Customer when the Products pass the last permanent flange connection between the truck or rail car of Customer's transportation carrier and Owner's loading assembly.

SECTION 7.    LIMITATION OF LIABILITY AND DAMAGES.

        7.1   Upon transfer of custody and risk of loss to Customer as provided in Section 6, Owner shall have no further responsibility for any loss, damage or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage or injury is caused by Product loss attributable to Owner or Owner's gross negligence or willful misconduct.

        7.2   The maximum liability of Owner for Product loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product loss or immediately prior to its contamination, plus the costs and expenses actually, reasonably and necessarily incurred by Customer, plus any fines and penalties actually levied against and paid by Customer by reason of such fault on Owner's part. Owner shall utilize commercially reasonable efforts, in lieu of payment for any Product loss, to replace such Product with Product of like grade and quality.

        7.3   EXCEPT FOR THE PARTIES' INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES' LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

SECTION 8.    PRODUCT MEASUREMENT.

        8.1   Quantities of Product received into and delivered from the Terminals shall be determined as follows:

          (a)   for pipeline deliveries and receipts, volumes shall be determined by pipeline meters or, if pipeline meters are not available, Owner's tank gauges (as verified by an Independent Inspector at Customer's expense);

          (b)   for Vessel deliveries and receipts, volumes shall be based on shore tank gauges at discharge (net barrels at 60°F in accordance with the table 6-B of ASTM designation D-1250) as certified by the Independent Inspector. Subject to the mutual agreement of the Parties, a full line displacement shall be made under the Independent Inspector's supervision, and displacement volumes shall be incorporated into the discharged volumes. During such measurement, shore tanks shall be static where possible, and, if active, truck loading rack Barrels shall be corrected to 60°F and added back into the receipt volumes;

          (c)   for any transfer or shipment of Product between Terminals and a Third Party terminal or pipeline, which is made at Customer's request, the measurement of Owner's tank gauges (as verified by an Independent Inspector, at Customer's expense) shall control and any measurement discrepancy between the receiving or shipping Third Party and Owner shall be for Customer's account;

          (d)   If tankage has movements in or out except for truck loading rack liftings (active Tanks) during the pipeline measurement process, the applicable gauges and meters will be observed and recorded by an Independent Inspector, unless otherwise agreed to between the Parties in advance, to reflect actual quantities received into and delivered from such active Tanks. If shore tanks are active, except for truck loading rack liftings, or the Independent Inspector cannot verify shore tank measurements during inbound marine movements, then the Vessel's discharge figures with valid

  Vessel experience factor (VEF) shall be applied as certified by the Independent Inspector. If Vessel VEF is not available, Vessel figures without VEF will apply; and

          (e)   Absent fraud or manifest error, the quantities of Products in storage at any time will be determined from Terminal inventory records of receipts and Throughput. Unless indicated otherwise, quantity determinations will be based on a Barrel of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of delivery. All volumes shall be temperature corrected to 60°F in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designated D#1250, table 6(B)). Gauging of Product received, Throughput and in storage will be taken jointly by representatives of the Parties; provided, however, that if Customer does not have representatives present for gauging, then pipeline meter tickets, or, where pipeline meter tickets are not available, Owner's gauging, will be conclusive, absent fraud or manifest error. Customer may use an Independent Inspector at its own expense at any time.

        8.2   Terminal meters will be calibrated periodically and upon each completion of repair or replacement of a meter, at the meter owner's expense. Such calibration shall be in accordance with the latest applicable state and county standards including applicable API/ASTM standards to the extent adopted by and incorporated in the applicable state and county standards. If a meter is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the Owner to promptly make repairs or replacements. Product received or delivered through a facility having an inoperative or defective meter will be measured based upon before and after static Tank gauges and any active Tanks measured in accordance with Section 8.1. In such event, the Parties shall appoint a mutually acceptable Independent Inspector to gauge the applicable Tanks and the findings of the Independent Inspector shall be final and binding on the Parties, except for fraud or manifest error. The Parties shall share equally the cost of the Independent Inspector under this Section 8.2.

SECTION 9.    PRODUCT LOSS/GAIN.

        9.1   During such time as Owner is the custodian of Customer's Product and Product Tank roofs are floating, Owner will indemnify Customer against and is responsible for any Product loss (excluding any Product loss attributable to items referenced in Section 2.3(c) and Section 4.7 above) that occurs while the Product remains in storage based upon measurements of each Product grade. If Customer lands the Tank roofs at any time during a Month, Customer shall be solely responsible for any and all Product losses for the Month relating to Customer's Product.

        9.2   Each Month, Owner will balance the Terminals in accordance with Section 2.3 and Section 8 to determine the net gain or loss of each Product. Such monthly Product gains or losses shall be for the account of Owner. Owner shall sell or buy such net gains or losses to or from Customer on the last day of each calendar Month pursuant to the pricing set forth in Attachment "A-2".

SECTION 10.    FORCE MAJEURE.

        10.1 If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may seek to be excused from such performance by informing the other Party by oral notification promptly (in no event more than one Business Day after learning of the occurrence of an event of Force Majeure) of the event of Force Majeure with reasonably full particulars and timing of such Force Majeure event. Promptly thereafter, the Party rendered unable to perform or delayed in performing by the event of Force Majeure shall confirm such information in writing. Such Party also promptly shall notify the other Party when the event of Force Majeure terminates. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure.

The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the event of Force Majeure no longer affects its ability to perform under the Agreement. If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder not already due and payable will be excused or proportionately reduced, as appropriate, for so long as the Owner's performance is excused due to the event of Force Majeure.

        10.2 The requirement that any Force Majeure event be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

        10.3 If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of [**] consecutive calendar days, then the other Party may terminate this Agreement with respect to the Tanks and related facilities affected by such event of Force Majeure upon written notice to the Party claiming excuse due to the event of Force Majeure, in which event, the Throughput Fees shall be reduced on a pro-rata basis or waived, as appropriate, for each Month or portion of a Month that the Tank or Tanks are unavailable due to the Force Majeure event.

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Confidential Treatment Requested.

SECTION 11.    INSPECTION OF AND ACCESS TO TERMINAL.

        11.1 Customer shall have the right during Owner's normal working hours and after reasonable written notice to Owner and the Terminal so as not to disrupt the Terminal's or Owner's operation to:

            (i)  make periodic operational inspections of the Terminal;

           (ii)  conduct audits of any pertinent books and records, including those related to receipts, Throughput, regrades and inventories of Product; and

          (iii)  conduct physical verifications of the amount of Product stored in the Terminal.

        Customer's right and that of its authorized representatives to enter the Terminal will be exercised by Customer in a way that will not interfere with or diminish Owner's control over or its operation of the Terminal and will be subject to reasonable rules and regulations promulgated by Owner. Customer acknowledges that under this Agreement none of Customer's vehicles or vehicles acting on behalf of Customer will be granted access to the Terminal until the owner of such vehicles and its employees or agents have been properly qualified and such owner has executed a "Terminal Access Agreement" substantially in the form of Attachment "D". Customer acknowledges its awareness of the terms of the Terminal Access Agreement. If there is any conflict between the terms of this Agreement and those contained in the Terminal Access Agreement, the terms and provisions of this Agreement shall take precedence.

        11.2 Customer acknowledges that any grant by Owner of the right of access to the Terminal to Customer or any of Customer's agents under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the Terminals or any part thereof to Customer or any of Customer's agents, and may be withdrawn by Owner at its discretion at any time.

SECTION 12.    ASSIGNMENT.

        12.1 This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each Party. Neither Party shall transfer or assign, hypothecate, pledge, encumber or mortgage this Agreement or its rights or interests hereunder, in whole or in part, or delegate its obligations hereunder, in whole or in part, or permit the Tanks to be used by others, without the prior written consent of the other Party, unless such transfer or assignment is to an Affiliate, in which case no consent shall be required (but in which case the Party assigning to its Affiliate shall give notice to the other Party).

        For purposes of this Section 12, "assign" will be considered to include:

            (i)  any change in the majority ownership or control of Customer or Owner;

           (ii)  any change in the majority ownership of the Terminal, or any disposition of the Terminal that would materially impair the services to be provided under this Agreement; and

          (iii)  any event that would result in the day-to-day operation of any Terminal not being handled by an Affiliate of TransMontaigne Inc. or by TransMontaigne Partners L.P., unless such replacement operator's creditworthiness is equal to or greater than that of Owner and such replacement operator is, in Customer's reasonable opinion, capable of providing terminaling service at a level equivalent to that provided by Owner;

provided that, in connection with any of the foregoing clauses (i) through (iii), the Parties agree that

          (a)   Customer's prior consent thereto is not required,

          (b)   Owner shall provide Customer with reasonable advance notice of any such change or event, and

          (c)   Customer shall have the option to terminate this Agreement effective at any time prior to any such change or event, which option shall be exercisable by Customer delivering written notice thereof to Owner within ninety (90) calendar days of receipt of notice from Owner pursuant to the preceding clause (b) above, which notice shall designate the termination date.

        12.2 If Customer desires to assign all or a portion of its rights under this Agreement to a Third Party, Owner agrees to consider such request in good faith and to make reasonable commercial efforts to accommodate such request and consent to such assignment for the remainder of the Term hereof, or such lesser time period as the Parties may mutually agree.

        12.3 Any attempt to assign, hypothecate, pledge, encumber or mortgage this Agreement by either Party in violation of Section 12.1 or Section 12.2 shall be null and void. The consent by Owner to any assignment, hypothecation, pledge, encumbrance, or mortgage of this Agreement at the request of Customer shall not constitute a waiver of Owner's right to withhold its consent to any other or further assignment, hypothecation, pledge, encumbrance or mortgage of this Agreement. The absolute and unconditional prohibitions contained in this Section 12 and Customer's agreement to them are material inducements to Owner to enter into this Agreement and any breach thereof will constitute an event of default hereunder permitting Owner to exercise all remedies provided for in this Agreement or by Applicable Law.

SECTION 13.    NOTICE.

        Any notice required under this Agreement must be sent or transmitted by (a) United States mail, certified or registered, return receipt requested (b) confirmed overnight courier service, or (c) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment "A" or to such other mailing address or facsimile number as one Party shall provide to the other Party in accordance with this provision. All notices, consents, demands and other communications hereunder are to be in writing and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next Business Day if delivered after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended to include the first Business Day following such weekend or holiday.

SECTION 14.    COMPLIANCE WITH LAW AND SAFETY.

        14.1. Customer warrants that the Products tendered by it have been produced, transported, and handled, and Owner warrants that the services provided by it under this Agreement, are in full compliance with all Applicable Law. Each Party also warrants that it may lawfully receive and handle such Products, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance.

        14.2. Customer agrees that in order to have access to the Terminals, all Vessels used in connection with this Agreement, will comply with Applicable Law, as well as Owner's safety rules and operating practices. Customer will furnish Owner with information (including Material Safety Data Sheets) concerning the safety and health aspects of Products stored or delivered to the Terminals under this Agreement. Owner will communicate such information to all persons who may be exposed to or may handle such Products, including without limitation, Owner's employees, agents and contractors.

        14.3 Upon Owner's receipt of notice from any Governmental Authority of any material violation of any Applicable Law or the commencement of any Proceeding against Owner for any material violation of any Applicable Law, which would materially interfere with Owner's ability to perform its obligations hereunder, Owner shall promptly provide written notice to Customer setting forth the details thereof.

SECTION 15.    DEFAULT, WAIVER AND REMEDIES.

        15.1    Default or Event of Default.    Notwithstanding any other provision of this Agreement, the occurrence of any of the following events shall constitute a "Default" or "Event of Default" hereunder:

          (a)    Failure to Pay.    Either Party fails to make payment when due hereunder within two (2) Business Days of a written demand therefor, subject to Section 3.2;

          (b)    Misrepresentation.    Any representation or warranty, contained herein shall prove untrue in any material respect on or as of the date it was made or was deemed to have been made;

          (c)    Failure to Perform.    Either Party fails to perform any material obligation or breaches any covenant made to the other Party hereunder (other than the Defaults enumerated in Section 15.1(a) or Section 15.1(d)), which, if capable of being cured, is not cured to the satisfaction of the other Party (in its sole discretion) within five (5) Business Days from the date that such Party receives notice that corrective action is needed;

          (d)    Bankruptcy.    Either Party becomes Bankrupt;

          (e)    Repudiation.    Either Party shall repudiate, deny or disaffirm its obligations hereunder or shall cancel, terminate, revoke or rescind this Agreement without the express prior consent of the other Party; or

          (f)    Challenge to Enforceability.

              (i)  Any Proceeding shall have been commenced by any Person (other than by either Party) seeking to cancel, revoke, rescind or disaffirm the obligations of any Party to this Agreement (unless such Party is contesting the Proceeding in good faith and such Proceeding is withdrawn or dismissed with prejudice within fifteen (15) calendar days);

             (ii)  Any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the material obligations of any Party to this Agreement is illegal, invalid or unenforceable in accordance with its terms; or

            (iii)  Any claim or lien (other than Owner's statutory landlord/bailee lien, or any statutory liens for taxes not yet due) is asserted or placed on any portion of Customer's Product while stored at the Terminals.

        15.2    Remedies Upon a Default or Event of Default.    Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of a Default or Event of Default with respect to a Party (the "Defaulting Party"), the other Party (the "Performing Party") may, in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to Third Parties (for demurrage or any other costs arising from delay or otherwise), may do any one or more of the following:

          (a)   withhold or suspend its performance and obligations hereunder without prior notice to the Defaulting Party;

          (b)   proceed against the Defaulting Party for damages occasioned by the Defaulting Party's failure to perform; and

          (c)   upon one (1) Business Day's prior notice to the Defaulting Party, immediately terminate this Agreement and settle all amounts due between the Parties in accordance with Section 15.3.

Notwithstanding the foregoing, in the case of a Default or Event of Default described in Section 15.1(d), no prior notice shall be required.

        15.3    Early Termination of Transactions under this Agreement.

          (a)   When a Default or Event of Default has occurred and is continuing, the Performing Party may, by notice given to the Defaulting Party, designate a date not earlier than the date of such notice (the "Default Termination Date") on which all transactions shall terminate and the Performing Party shall then determine the "Termination Payment" by:

              (i)  determining the amount of the Throughput Fees due Owner hereunder for the remaining Term of this Agreement;

             (ii)  determining any other fees and charges due Owner or Customer hereunder, including without limitation, fees due pursuant to Section 4.10; and

            (iii)  netting or aggregating all of the foregoing amounts to a single liquidated amount, taking into account any sums received by Owner with respect to the enforcement of Owner's lien provided herein and proceeds received, if any, with respect to the sale of Customer's Product.

          (b)   For purposes of calculating the Termination Payment, interest shall accrue in respect of any unpaid amounts, from and including the date on which such amounts were originally due and payable to the date of the Termination Payment. Interest shall accrue at the Default Interest Rate in the case of any Termination Payment owing to the Performing Party.

          (c)   As soon as reasonably practicable after the Default Termination Date, the Performing Party shall provide the Defaulting Party with a statement showing, in reasonable detail, the calculation of the Termination Payment and an invoice therefor. The Performing Party shall act reasonably in good faith, and its determinations and calculations shall be binding in the absence of manifest error. If the Defaulting Party owes the Termination Payment to the Performing Party, the Defaulting Party shall pay the Termination Payment on the payment date designated in the statement, which shall not be earlier than the second (2nd) Business Day after the Defaulting Party receives the statement. If the Performing Party owes the Termination Payment to the Defaulting Party, the Performing Party shall pay the Termination Payment within two (2) Business Days after the date of delivery of the statement.

        15.4    Non-Exclusive Remedy.    The Performing Party may enforce any of its remedies hereunder. The Performing Party's rights under this Section 15 shall be in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a

Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after a Default or Event of Default has occurred.

        15.5    Indemnification.    The Defaulting Party shall indemnify and hold harmless the Performing Party for all Liabilities incurred as a result of the Default or Event of Default or in the exercise of any remedies under this Section 15. A Party shall reimburse the other Party for its costs and expenses, including reasonable attorneys' fees, incurred in connection with the other Party's enforcement of, suing for or collecting any amounts payable by it hereunder after entry of a final, non-appealable order. To the extent practicable, the Performing Party shall notify the Defaulting Party of all amounts owed under this Section 15 within 120 days of the Default Termination Date.

SECTION 16.    INSURANCE.

        16.1    Insurance Required by Both Parties.    Throughout the Term of this Agreement, each Party and its agents shall, at such Party's sole expense, carry and maintain in full force and effect insurance coverages, with insurance companies rated not less than [**] by A.M. Best or otherwise reasonably satisfactory to the other Party, of the following types and amounts:

          (a)   Workers Compensation coverage in compliance with the Applicable Law of the states having jurisdiction over each employee and employer's liability coverage, and coverage under the Federal Longshoremen and Harbor Workers' Act and the Jones Act for all marine and Vessel matters, in a minimum amount of [**] per accident, [**] disease per employee and [**] disease policy limit.

          (b)   Automobile liability coverage in a minimum amount of [**].

          (c)   Comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes bodily injury, broad form property damage and contractual liability coverages.

          (d)   If Customer's employees enter the Terminal or perform any activity near the Terminal for any reason under this Agreement, employer's liability coverage in a minimum amount of [**] (combined single limit) for each accident, including occupational disease coverage with a limit of [**] for each employee and a [**] policy limit.

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Confidential Treatment Requested.

        16.2    Insurance Required by Owner.    In addition to the insurance required pursuant to Section 16.1, Owner shall provide comprehensive or commercial general liability coverage and umbrella excess liability coverage in a minimum amount of [**], which includes Product loss for Product in Owner's care, custody and control, and "sudden and accidental pollution" liability coverages (excluding events that result in acidic deposition).

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Confidential Treatment Requested.

        16.3    Marine Insurance Required By Customer.    To the extent Customer utilizes its own or contracted Vessels to deliver or receive Product, Customer shall ensure that (a) the owner of each Vessel is properly entered in a P&I Club that is a member of the International Group of P&I Clubs, and (b) the owner of each Vessel maintains the following insurance on the Vessel:

            (i)  Hull and Machinery insurance, to the market value of the Vessels;

           (ii)  P&I insurance (including pollution liability but not tower's liability covering cargo) including full mutual entry in an international or American Group P&I Club with IGA pooling, or alternatively maritime liability coverage evidenced on the SP-23 form or its equivalent, including collision liability, tower's liability except cargo, and liability for seepage, pollution, containment and cleanup, with extensions for marine contractual liability with a minimum liability limit of [**]; and

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Confidential Treatment Requested.

          (iii)  coverage under the Federal Longshoremen and Harbor Workers' Act, the Jones Act, the Federal Death on the High Seas Act and general maritime remedies of seamen including transportation, wages, maintenance and cure whether the action is in rem or in personam.

        Pollution liability coverage should cover, if outside of a P&I Club entry, bodily injury, property damage, including cleanup costs and defense costs resulting from sudden and gradual pollution conditions of contaminates or pollutants into or upon the land, atmosphere, or any water course or body of water. WQ15 should be utilized as necessary to comply with U.S. regulations, with limits of at least [**].

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Confidential Treatment Requested.

        16.4    Additional Insurance Requirements.

          (a)   Each Party shall cause its insurance carriers to furnish, or shall use commercially reasonable effort to cause its contracted Vessels to furnish, insurance certificates to the other Party, in a form reasonably satisfactory to the other Party, evidencing the existence of the coverages required pursuant to Sections 16.1, 16.2 and 16.3. Each Party shall provide, or shall use commercially reasonable effort to cause its contracted Vessels to provide, renewal certificates within thirty (30) days of expiration of the previous policy under which coverage is maintained.

          (b)   Each Party shall include, or shall use commercially reasonable efforts to cause its contracted Vessels to include, an endorsement in the foregoing policies indicating that the underwriters agree to waive all rights of subrogation to the extent of each Party's obligations. Further, each Party shall name, or shall use commercially reasonable effort to cause its contracted Vessels to name, the other Party as an additional insured under the foregoing policies to the extent of the indemnities required under this Agreement.

          (c)   The mere purchase and existence of insurance coverage shall not reduce or release either Party from any Liabilities incurred or assumed under this Agreement.

          (d)   In the event of a Product loss for which Owner must indemnify Customer under this Agreement, Owner's insurance shall be the primary and exclusive coverage for such loss, notwithstanding the existence of other valid and collectible insurance.

SECTION 17.    LIEN AND SECURITY INTEREST.

        To secure any charges or fees due Owner under this Agreement in relation to the Product, and in addition to any lien that Owner may claim under Applicable Law, Customer hereby grants to Owner an irrevocable first and preferred lien on and security interest in all of Customer's Product in the custody of Owner located at the Terminal. If Customer should fail to pay such sums owed by it to Owner, Owner shall provide Customer with notice of default as provided in this Agreement and an opportunity to cure such default within a period of fifteen (15) calendar days. If Customer has not cured such default within such fifteen (15) day cure period, Owner may proceed in accordance with Applicable Law to enforce its lien, including, without limitation, the sale of the Products in any commercially reasonable manner, to satisfy all contractual and statutory obligations of Customer under this Agreement, including, without limitation, all costs, reasonable attorney fees, and expenses incurred by Owner in the enforcement of its lien and the recovery of fees owed to Owner by Customer.

SECTION 18.    INDEMNIFICATION.

        18.1    Duty to Indemnify.    Each Party (the "Indemnifying Party") shall indemnify and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents and contractors (collectively, the "Indemnified Party") harmless from and against any and all Liabilities arising from the Indemnifying Party's (a) breach of this Agreement, (b) gross negligence or willful misconduct, (c) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, unless and to such extent that such liability results from the Indemnified Party's gross negligence or willful misconduct, or (d) representations, covenants or warranties made hereunder which prove to be materially incorrect or misleading when made.

        18.2    No Third Party Rights.    The Parties' obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement. The terms of this Agreement are enforceable only by the Parties, and no limited partner of Owner shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

        18.3    Third Party Claims.    The Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving notice of any Claim or Proceeding brought against it that might give rise to an indemnity claim under this Agreement (a "Third Party Claim") and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

        18.4    Claim Procedure.    The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party's appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in such Party's reasonable judgment (a) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (b) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim.

        If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim or Proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All reasonably incurred costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party.

        18.5    Settlement.    No Third Party Claim may be settled or compromised by the Indemnified Party without the consent of the Indemnifying Party, or by the Indemnifying Party without the consent of the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any Proceeding if such Proceeding involves a Default or Event of Default by the Indemnifying Party hereunder which shall have occurred and be continuing.

SECTION 19.    CONSTRUCTION OF AGREEMENT.

        19.1    Headings.    The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

        19.2    Amendment or Waiver.    This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.

        19.3    Severability.    Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

        19.4    Successors and Assigns and No Third-Party Beneficiaries.    This Agreement is for the exclusive benefit of the Parties and no other Person will have any right or Claim against any Party under any of the terms of it or be entitled to enforce any of the terms and provisions of it against any Party. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

        19.5    Entire Agreement and Conflict with Attachments.    This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, those contained in the Attachments will govern.

SECTION 20.    REPRESENTATIONS AND WARRANTIES.

        Owner, to the best of its knowledge, after due inquiry, represents and warrants as of the Effective Date as follows:

          (a)   The Terminals are in good serviceable condition; the Terminals are structurally sound; and the Terminals have been and are being operated and maintained in accordance with Good Industry Practice and Applicable Law. Owner is not aware of any discharge or release at the Terminals that could materially interfere with the operation of the Terminals, or upon Owner's ability to perform its obligations under this Agreement.

          (b)   There are no liens on any portion of the Terminals that would adversely affect Owner's ability to perform its obligations under this Agreement.

          (c)   There are no existing or threatened labor disputes at the Terminals that could interfere with Owner's performance under this Agreement, and there is no litigation pending or threatened that could have a material adverse effect upon Owner's ability to perform its obligations under this Agreement.

          (d)   Owner owns and controls the Terminals hereunder, and can provide the services to Customer in accordance with the terms and provisions of this Agreement.

SECTION 21.    LAW.

        21.1    CHOICE OF LAW.    THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS AND PROVISIONS.

        21.2    JURISDICTION.    EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE MOST RECENT DESIGNATED ADDRESS. EACH

PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

        21.3    WAIVER OF JURY TRIAL.    EACH PARTY FURTHER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

        21.4    TIME PERIOD FOR MAKING CLAIMS.    EXCEPT WHEN A SHORTER PERIOD IS EXPRESSLY PROVIDED HEREUNDER, ANY CLAIM, OTHER THAN THIRD PARTY CLAIMS, ARISING HEREUNDER SHALL BE DEEMED WAIVED AND BARRED WITHOUT RECOURSE TO LITIGATION UNLESS SUCH CLAIM IS MADE PRIOR TO THE LATER TO OCCUR OF (i) TWO (2) YEARS FROM THE DATE OF THE EVENTS GIVING RISE TO THE CLAIM AND (ii) DISCOVERY OF THE CLAIM.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

This Agreement has been executed as of the Effective Date by the authorized representatives of each Party as indicated below.

TRANSMONTAIGNE PARTNERS L.P.		MORGAN STANLEY CAPITAL GROUP INC.
By:	TransMontaigne G.P. L.L.C. Its General Partner
By:	/s/ WILLIAM S. DICKEY	By:	/s/ ROBERT P. KINNEY
Name:	William S. Dickey	Name:	Robert P. Kinney
Title:	Executive Vice President & Chief Operating Officer	Title:	Vice President
Date:		Date:

ATTACHMENT "A"

1.	CUSTOMER ADDRESSES:

Customer Notice Address
Morgan Stanley Capital Group Inc.
2000 Westchester Avenue, Floor 01
Purchase, NY 10577-2530
Attention: Randy O'Connor
Fax No. 914-225-9298
Email: randall.o'connor@morganstanley.com

Customer Billing Address
Morgan Stanley Capital Group Inc.
2000 Westchester Avenue, Floor 01
Purchase, NY 10577-2530
Attention: Ken Carlino
Fax No. 914-225-9298
Email: kenneth.carlino@morganstanley.com
2.	TERMINAL AND OWNER ADDRESSES:
	Terminal Notice Address	Terminal Notice Address
	Florida Terminals	Midwest Terminals
	Cape Canaveral Terminal 8952 North Atlantic Avenue Cape Canaveral, FL 32920 Attention: Terminal Manager Telephone: 321-783-3393 Fax No.: 321-783-3496	Rogers Terminal 2801 W Hudson Rogers, AR 72756 Attention: Terminal Manager Telephone: 479-631-8098 Fax No.: 479-631-0266
	Fisher Island Terminal One B Street Fisher Island Miami Beach, FL 33109 Attention: Terminal Manager Telephone: 305-672-1065 Fax No.: 305-672-0323	Mt. Vernon Terminal 15376 Highway 96 Mt. Vernon, MO 65712 Attention: Terminal Manager Telephone: 417-452-3238 Fax No.: 417-452-2372
Port Everglades Terminal (North) 2401 Eisenhower Boulevard Ft. Lauderdale, FL 33316 Attention: Terminal Manager Telephone: 954-525-4261 Fax No.: 954-355-4244
Port Everglades Terminal (South) 2701 S.E. 14th Avenue Ft. Lauderdale, FL 33316 Attention: Terminal Manager Telephone: 954-523-8828 Fax No.: 954-462-5921

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Port Manatee Terminal 804 North Dock Street Port Manatee Palmetto, FL 34221 Attention: Terminal Manager Telephone: 941-722-7727 Fax No.: 941-723-6610
Tampa Terminal 1523 Port Avenue Tampa, FL 33605-6745 Attention: Terminal Manager Telephone: 813-248-5041 Fax No.: 813-248-1961
Midwest Pipeline
Razorback Pipeline 2801 West Hudson Rogers, AR 72756 Attention: Kevin Sears Telephone: 479-631-8098 Fax No.: 479-631-0266
Owner Notice Address
TransMontaigne Partners L.P. TransMontaigne GP L.L.C. 1670 Broadway, Suite 3100 Denver, CO 80202 Attention: President Fax No. 303-626-8228
3.	THROUGHPUT FEES:
As set out on Attachment "A-1".
4.	OTHER FEES AND CHARGES:
As set out on Attachment "A-2".
5.	TANK DATA/UTILIZATION:
As set out on Attachment "B".
6.	OPERATING HOURS: 24 hours/day; 7 days/week
Normal Working Hours: 6:00 a.m. to 6:00 p.m.; Monday through Friday.

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The following holidays are currently recognized by Owner:
New Years Day Presidents Day Good Friday Memorial Day Independence Day Labor Day Thanksgiving Day Day after Thanksgiving Day Christmas Day
7.	TERM:

This Agreement shall commence on the Effective Date and shall continue in effect through May 31, 2014 (the "Initial Term"), after which the term of this Agreement shall be automatically extended for successive periods of one (1) Contract Year (each such period a "Renewal Term") unless terminated earlier by either Party upon at least one hundred eighty (180) days' written notice to the other Party prior to the end of the Initial Term or the then-current Renewal Term. The Initial Term and any Renewal Term(s) shall be deemed, collectively, the "Term" of this Agreement.
8.	CUSTOMER RIGHT TO MATCH THIRD PARTY OFFER:

Upon termination of this Agreement, Customer shall have the right to match any bona fide Third Party offer made to Owner for similar services at no less than 105% of the equivalent value or proposed fees and related revenues to be due Owner pursuant to such offer. Owner shall provide Customer the terms of any such Third Party offer and Customer shall have five (5) calendar days within which to notify Owner in writing of Customer's election. Failing such notice within the prescribed period, Customer will be deemed to have elected not to match the Third Party offer and Owner may contract with the Third Party upon the terms set forth in Owner's notice to Customer.
9.	ADDITIONAL PROJECTS:

Owner agrees that the capital projects set forth in Attachment "C" will be constructed and/or completed by Owner, and that the In-Service Date for each such capital project will occur, no later than [**]after the Effective Date.

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10.	CONSTRUCTION REPORT:

Owner shall, upon the written request by Customer, at any time and from time to time prior to the In-Service Date of each Additional Project, provide to Customer a written report setting forth details of the progress of construction and completion of the Additional Projects. Owner shall notify Customer in writing of the projected In-Service Date of each Additional Project sixty (60) calendar days prior thereto. Owner also shall promptly advise Customer of any material developments related to the construction and completion of the Additional Projects, including any delays that may delay the anticipated In-Service Date with respect to any Additional Project. Owner shall use commercially reasonable efforts to comply with any reasonable request made by Customer in connection with the construction of the Additional Projects.

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ATTACHMENT "A-1"
"Throughput Fees"

[**]

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ATTACHMENT "A-2"
Other Fees and Charges

[**]

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ATTACHMENT "A-3"
"Product"

        1.     "Light Oil Products" means refined petroleum products that meet the specifications as published from time to time by the Colonial Pipeline, including (i) all grades of unleaded conventional gasoline and unleaded gasoline meeting conventional or reformulated specifications, including 87 octane unleaded gasoline and 93 octane super premium gasoline; (ii) No. 2 high-sulfur, off-road, dyed or un-dyed, non-taxable diesel fuel, with a minimum of 140°F flash point for Waterborne Terminals; (iii) No. 2 low-sulfur, on-road, clear, taxable diesel fuel, with a minimum of 140°F flash point for Waterborne Terminals; (iv) Kerosene; (v) ULSD with a minimum of 140°F flash point for Waterborne Terminals and having a sulfur content not in excess of [**], as tested prior to receipt in the Terminals; (vi) Ethanol, (vii) aviation grades of Kerosene and (viii) Biodiesel (B100) or any agreed upon blend thereof. In addition, all Products must meet all applicable ASTM standards, including any applicable industry corrosion test standards (e.g., NACE), as well as regulations regarding sulfur-related corrosion (including the gasoline silver strip corrosion test) and the testing and compliance requirements of ASTM D-130.

        Notwithstanding the foregoing, and for the Waterborne Terminals, (i) ultra low sulfur, low sulfur and high sulfur diesel fuel delivered at any time during the Term need not meet the Colonial Pipeline specifications associated with the winterization of diesel fuels to prevent gelling and (ii) from time to time during the Term of this Agreement, Customer may request in good faith and make commercially reasonable efforts to accommodate such request. Where a conflict or inconsistency exists between Colonial Pipeline specifications and ASTM specifications, the ASTM specifications shall govern to the extent of the conflict or inconsistency.

        Off-Spec Products.    If testing indicates that Product does not meet the applicable market specifications prior to delivery to the Terminals, the Parties shall consult and determine a mutually acceptable course of action, including rejection and replacement of the Product and blending the Product up to the applicable market specifications. In the event that off-spec Product is delivered, the Parties shall cooperate in making a Claim against and in seeking the appropriate remedies from the delivering pipeline, truck, railcar and/or Vessel. In the event the delivering party does not make appropriate remedies, Customer and Owner shall cooperate to seek recovery from the original supplier of any costs incurred by Owner or Customer associated with the delivery of the off-spec Products.

        2.     "Heavy Oil Products" means No. 6 fuel oil, intermediate fuel oils, blending components, marine distillates and marine residual fuels in accordance with ISO 8217 standards. Customer will make its best efforts to ensure a minimum temperature of 110o for deliveries into the Terminals.

        [**]

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CONFIDENTIAL TREATMENT REQUESTED
BY TRANSMONTAIGNE PARTNERS L.P.

ATTACHMENT "B"

TANK DATA/UTILIZATION

[**]

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Confidential Treatment Requested.

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ATTACHMENT "C"
Project Descriptions

[**]

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ATTACHMENT "D"

TERMINAL ACCESS AGREEMENT ("Agreement")
(For Access to Owned or Operated Facilities)

        In consideration of the privilege of access to any terminal owned or operated by TransMontaigne Partners L.P., or any subsidiary, or affiliated or associated entity ("Company"), which privilege is, or may be hereafter, granted by Company to the undersigned or any subsidiary, or affiliated or associated entity ("User"), sometimes referred to collectively as "Parties" and individually as "Party," for the purpose of loading or causing to be loaded, various liquid or petroleum products ("Products") into transport trucks or trailers and driving, or causing to be driven, the same to or from the terminals, or for any other purpose agreed to by the Parties, User agrees as follows:

        1.     Until further notice, User and such of its employees, agents, customers and carriers as it designates from time to time ("Agents") are granted access to such Products terminals as Company may designate from time to time ("Terminal") for the sole purpose of loading Products into transport trucks or trailers and driving the same to and from the Terminal. Each person designated by User to have the privilege of access to the Terminal will be deemed for all purposes under this Agreement to be the Agent of User. User is absolutely responsible for its Agents, their actions, and for their compliance or non-compliance with the terms and conditions of this Agreement. The Terminal's automation or other equipment may require the use of keys or cards ("Cards") for access to the Terminal or to actuate a system that controls the Terminal's entry and exit gates, truck loading racks and automated accounting equipment. Following User's execution of this Agreement, such cards will be issued to User or its Agents at those Terminals where such Cards are required and User agrees to accept such Cards subject to the following terms and conditions:

          (a)   The custody, control and use of all Cards issued pursuant to this Agreement are User's sole responsibility. It is User's responsibility to assure Cards are used only by the individual to whom issued. Cards issued to User's Agents shall be deemed to have been issued to User. If any of such Cards become lost or stolen, User must notify Company and the Terminal manager immediately by telephone and confirm such telephone notification by confirmed telephone facsimile or by letter mailed by Certified Mail, Return Receipt Requested, within forty-eight (48) hours of such telephone notification. Upon receipt of such written confirmation, the verbal telephonic notification will become effective. Written notification should be to TransMontaigne Partners L.P., 1670 Broadway, Suite 3100, Denver, CO 80202, or to facsimile number 770-518-3595 to the attention of the Executive Vice President—Terminal Operations and to the appropriate Terminal Manager.

          (b)   Unless and until notification is effective as provided above, all Products loaded at the Terminal by use of one of the Cards issued pursuant to this Agreement will constitute delivery of such Product to User, and User will be obligated for payment accordingly.

          (c)   All Cards issued pursuant to this Agreement remain the property of the Terminal owner or operator. Such Cards may not be duplicated. It is User's responsibility to return all Cards to Company immediately upon the termination of this Agreement.

          (d)   User will give immediate written notice to the Terminal manager of the identity of all User employees and Agents to whom User allows, or discontinues allowance of, access to any Card for purposes of exercising any rights granted in this Agreement.

        2.     (a) User acknowledges receipt of a copy of and agrees to comply with all rules and regulations promulgated with respect to the use of the Terminal, including, as applicable, vehicle load release number verification. Additional copies of such rules and regulations are available to User and its employees and Agents at all reasonable times at the Terminal. User represents and warrants that its employees and Agents will be fully aware of and knowledgeable in respect to such rules and regulations

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and in those Terminals where Cards are used, User will request access to the Terminal by only those employees and Agents physically capable of handling loading equipment and properly instructed in the characteristics and safe handling and loading methods associated with any Product to be hauled. User will be solely responsible for the proper training and education of its employees and Agents. User will further ensure that only those employees who are aware of the obligations undertaken in this Agreement will have access to the Terminal. Terminal rules and regulations may be changed, amended or modified at any time and will become binding on User and its Agents.

          (b)   User will use only transportation equipment and drivers that comply with all applicable U.S. Department of Transportation regulations, as well as any and all other applicable federal, state or local laws and regulations.

          (c)   User will assure that all newly carded drivers are adequately trained to safely and efficiently use the loading equipment at the Terminal. A driver's access to the Terminal may be suspended for any reason or no reason at all, including the Terminal manager's, or his or her appointee's, dissatisfaction with a driver's loading methods. If a driver's access to the Terminal is suspended, User will be notified by Company and User must immediately obtain from said driver all Cards in his or her possession.

          (d)   Each newly carded driver will be required to sign a Driver Certification and Card Agreement (copy attached).

        3.     The granting by Company of the aforesaid privilege of access to the Terminal constitutes a bare, non-assignable license and the same may be revoked by Company at any time, in its sole discretion, without prior notice, and thereupon all Cards must be returned by User to Company.

        4.     User is aware of and acknowledges the risks associated with and inherent in loading, transporting and otherwise handling the Products and with the loading equipment at the Terminal. User assumes such risks and will indemnify Company and its parent company and wholly owned subsidiaries and affiliates and each of their and Company's agents, employees, officers and directors ("Indemnified Group") against any and all claims, causes of action, damages to person or property, suits, costs, losses, fines, penalties, liabilities or expense (including, without limitation reasonable attorney fees), of whatever nature ("Claims"), as same are incurred, arising out of or in any way associated with, in whole or in part, directly or indirectly, User's exercise or attempted exercise of the privileges granted in this Agreement, or any act or omission of User, its officers, servants, employees or Agents, except for Claims that result from or arise out of the sole or gross negligence of the Company. User will also indemnify the Indemnified Group against any and all Claims resulting in whole or in part, directly or indirectly, from the User's failure to comply with or its trucks to comply with any and all applicable state or federal laws, rules and regulations, irrespective of the negligence or fault of either Party. In addition to and separate and apart from other insurance obligations that User may assume under the terms of this Agreement, insurance covering this indemnity agreement must be provided by User to the extent permitted by law. Further, by requiring insurance in this Agreement, Company does not represent that the required insurance coverage and minimum limits will necessarily be adequate to protect Company, and such insurance coverage and limits will not be deemed as a limitation on User's liability under the indemnities granted to Company in this Agreement.

        5.     User is financially responsible for any Products withdrawn from the Terminal by use of any Card delivered by Company to User or any Agent of User, provided, however, that User will not be financially responsible for any such Product which is withdrawn after Company has received verbal notice from User, properly confirmed in writing, of the loss or theft of any of the Cards. User will reimburse Company for any and all costs reasonably incurred by Company to replace any Cards and to secure the Terminal that may arise from or are caused by the loss or theft of any Cards.

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        6.     (a) Prior to exercising the privileges granted in this Agreement, User must obtain, at its sole expense, with solvent underwriters acceptable to Company, insurance for the term of this Agreement and furnish to Company, by delivery to the Terminal manager, certificates evidencing the following minimum insurance coverage and terms:

              (i)  Except for User's that are Mexican domiciled motor carriers, Workers' Compensation complying with the laws and statutory minimum coverage of the state or states where performance under this Agreement takes place, whether or not such coverage its required by law, including, coverage for voluntary compensation and alternate employer and an "other states coverage" endorsement;

             (ii)  Commercial General Liability (Standard ISO Occurrence Form) for bodily injury and property damage, including the following coverage: premises/operations, independent contractors, blanket contractual liability to cover the liability assumed by User in this Agreement, explosion, collapse and underground, broad form property damage, products/completed operations, sudden and accidental pollution liability, cross-liability coverage, and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1 million for each occurrence and $1 million aggregate for each annual period (any "annual aggregate" limit will be amended to apply on a "per project" or "per location" basis);

            (iii)  Automobile Liability with a limit for bodily injury and property damage of $1 million each occurrence to include coverage for all owned, non-owned and hired vehicles; and

            (iv)  Excess Liability of $1 million in excess of the limits for all of the above insurance policy types, except Worker's Compensation, to include a "drop down" provision in the event the underlying limits are exhausted.

          (b)   All policies of insurance must be placed with American insurance companies rated by A.M. Best Company as "B+" or higher or with Underwriters at Lloyds of London or the member companies of the Institute of London Underwriters. It is expressly understood that the insurance provision of this Agreement, including the minimum required limits outlined above are intended to assure that certain minimum standards of insurance protection are afforded by User and the specifications in this Agreement of any amount will be construed to support but not in any way limit the amount or scope of liabilities and indemnity obligations (express or implied) of User. The minimum limits required in this Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance. All deductibles applicable to the minimum required coverage outlined in this Agreement, with or without the consent of Company, will be for the sole account of the User.

          (c)   Coverage under all insurance required to be carried by User will be primary and exclusive of any other existing, valid and collectible insurance and each policy (except the Workers' Compensation policy and in the case of the Automobile Liability policy as to the additional insured obligation under clause (i) below), whether or not required by the other provisions of this Agreement, will (i) except in the case of short-term trip insurance obtained by Mexican domiciled motor carriers, provide an endorsement that will make Company an additional insured, with Company being entitled to the same protections as any other additional insured party and (ii) otherwise provide a blanket waiver of subrogation against Company and its parent company and wholly owned affiliates and subsidiaries and each of their directors, officers, employees ("Company Group") and its underwriters that guarantees that User's underwriters similarly waive such rights of subrogation. Notwithstanding the foregoing, the waiver of subrogation provided for in this paragraph will not apply and will have no force and effect in the event an employee of User files suit against the Company Group. All liability policies will also provide severability of interests and cross-liability coverage and a requirement that Company be provided 30 days prior written

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  notice of cancellation, material change or non-renewal. None of User's obligations under this Section may be met through the means of any self-insurance coverage or program.

          (d)   Failure to secure the insurance coverage, or failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and conditions of this Agreement will in no way relieve User from the obligations of this Agreement, any provision of this Agreement to the contrary notwithstanding. If liability for loss or damage is denied by User's underwriters, in whole or in part, or substantially reduced because of breach of such insurance requirements by User for any other reason, or if User fails to maintain any of the insurance required by this Agreement, (i) to the extent permitted by law, User will indemnify the Company Group and its underwriters against all claims, demands, costs and expenses, including reasonable attorney fees, which would otherwise be covered by said insurance, (ii) such breach or failure to maintain will be deemed a material breach of this Agreement and (iii) Company may procure the same and User will reimburse Company for the cost of such policies or coverage.

          (e)   Further, User shall require its Agents to maintain the insurance set forth above with the same limits and conditions and shall be responsible for monitoring and enforcing the same.

        7.     Prior to transporting any Products received at the Terminal under this Agreement and if User is loading Products in a Terminal that uses Cards, User or User's driver must include the following certification on the Company's bill of lading: "This is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation."

        8.     The terms, provisions and conditions of this Agreement extend to, are binding upon and inure to the benefit of the Parties and their approved successors and assigns; provided, however, User may not assign any of its privileges, duties or obligations under this Agreement without the prior written consent of Company, which consent will not be unreasonably withheld or delayed. Any assignment made without obtaining such prior approval will be deemed to be void.

        9.     Nothing in this Agreement will be construed to deny or otherwise limit Company's right to refuse entry to, or to remove immediately from the Terminal, any person or equipment.

        10.   In the exercise of the privileges granted in this Agreement, User and its Agents will not in any event or for any purpose whatsoever be deemed to be the agent, servant or employee of Company.

        11.   This instrument and any other instruments executed in conjunction with it contain the entire agreement between the Parties with respect to User's loading privileges at the Terminal and no other or prior agreement in respect of it, written or verbal, will have any force or effect unless embodied in this instrument. Any modification to this Agreement must be in writing signed by both Parties.

        12.   User hereby affirms that all of User's underground storage tank systems and tanks are lawful under and have been upgraded to meet all applicable federal and state requirements.

        13.   If at any time, any portion of User's tanks or underground storage tank systems become non-compliant with applicable state or federal laws, rules or regulations or otherwise unlawful under such laws, rules or regulations, User will immediately cease to store any petroleum or other products in such tanks or systems until they are again fully compliant and lawful.

        14.   Upon transfer of Product from the rack loading spout to User, User shall be deemed to have custody of the Product. Upon transfer of custody, User shall be solely responsible for the Product's quality should it differ from the quality of the sample taken from the tank delivering the Product to the rack loading spout.

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        15.   (a) User will pay, or cause the owner of the Products or other "position holder" (as that term is defined by Federal Treasury Regulations) to pay, all applicable taxes and charges ("Taxes") levied by any governmental authority on or in anyway applicable to the receipt, delivery, storage, or removal of Products delivered into or from or otherwise contained in the Terminal on User's behalf. User agrees to report and pay such Taxes directly to the proper taxing authorities.

          (b)   User will indemnify Company against any Taxes that are applicable to Products as and when delivered under this Agreement.

        16.   Each provision of this Agreement, or sub-part, is deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion of this Agreement will not affect the validity or enforceability of any other provision of it.

        17.   This document is deemed to have been made under and is governed by the laws of (i) the state where the Terminal is located and if this Agreement applies to Terminals in more than one state, (ii) the State of Colorado in all respects, including without limitations, matters of construction, validity, and performance, except the choice of law rules of that State that would require the law of another jurisdiction to apply.

        18.   The failure of Company to insist upon the complete performance of any provisions of this Agreement will not be construed as a waiver of Company's right to at any time thereafter enforce such provision completely.

        EXECUTED by User this            day of                        , 20    .

USER:

By:

Title:

Address:

Phone:

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QuickLinks

TERMINALING SERVICES AGREEMENT—Florida and Midwest
ATTACHMENT "A"
ATTACHMENT "A-1" "Throughput Fees"
ATTACHMENT "A-2" Other Fees and Charges
ATTACHMENT "A-3" "Product"
ATTACHMENT "B" TANK DATA/UTILIZATION
ATTACHMENT "C" Project Descriptions
ATTACHMENT "D" TERMINAL ACCESS AGREEMENT ("Agreement") (For Access to Owned or Operated Facilities)